Exhibit 5.2

Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas 40th Floor New York, New York 10019-6022 O: 212.999.5800 F: 212.999.5899

September 15, 2021

Babylon Holdings Limited

1 Knightsbridge Green

London, SW1X 7QA

United Kingdom

Ladies and Gentlemen:

Babylon Holdings Limited, a company organized under the laws of the Bailiwick of Jersey with registered number 115471 (the “Company”), is filing with the United States Securities and Exchange Commission a Registration Statement on Form F-4 (the “Registration Statement”) for, among other things, the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), warrants to be assumed by the Company (the “Warrants”) originally issued by Alkuri Global Acquisition Corp., a Delaware corporation (“Alkuri”), issued pursuant to a warrant agreement dated as of February 4, 2021 between Continental Stock Transfer & Trust Company, as warrant agent (“Continental”), and Alkuri (the “Warrant Agreement”), pursuant to the Merger Agreement dated as of June 3, 2020 among the Company, Liberty USA Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Alkuri and, solely for purposes of Section 1.08 thereof, each of Alkuri Sponsors LLC and Dr. Ali Parsadoust (the “Merger Agreement”), providing for the merger of Merger Sub with and into Alkuri (the “Merger”).

Upon assumption by the Company of the Warrants at the consummation of the Merger, each Warrant will entitle the warrant holder to subscribe for Class A ordinary shares of $0.0000422573245084686 each in the capital of the Company $0.01 each if, and only if, the reported closing price per ordinary share equals or exceeds $18.00 per share, or $0.10 each if, and only if, the closing price per ordinary share equals or exceeds $10.00 per share, for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the Warrant holders (the “Warrant Shares”). The assumption will be effected by an Assumption Agreement to be entered into among Alkuri, the Company and Continental at the consummation of the Merger substantially in the form attached as Exhibit 4.4 to the Registration Statement (the “Assumption Agreement”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering this opinion, we have relied on the opinion of Walkers (Jersey) LLP, being filed as an exhibit to the Registration Statement, that all necessary corporate action on the part of the Company has been taken under the laws of Jersey to authorize the assumption of the Warrants and the execution of the Assumption Agreement.

AUSTIN        BEIJING        BOSTON         BRUSSELS        HONG KONG        LONDON        LOS ANGELES        NEW YORK        PALO ALTO

SAN DIEGO        SAN FRANCISCO        SEATTLE        SHANGHAI        WASHINGTON, DC        WILMINGTON, DE

Babylon Holdings Limited

1 Knightsbridge Green

London, SW1X 7QA

United Kingdom

September 15, 2021

Based upon the foregoing, we advise you that, upon assumption of the Warrants pursuant to the Merger Agreement and execution of the Assumption Agreement by the parties thereto, in our opinion the Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bars of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation